Exhibit 99.1

Power Integrations Announces Record Quarterly Revenue

Preliminary Third-Quarter Revenue Was $44.4 Million, Up 22 Percent Year-Over-Year

SAN JOSE, Calif. – November 2, 2006 – Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced selected financial results for the quarter ended September 30, 2006. All numbers reported should be considered preliminary as the company is yet to complete its customary close and review procedures.

Preliminary net revenue for the third quarter was $44.4 million, an increase of 22 percent from the year-ago quarter, and 7 percent compared to the prior quarter. The $41.5 million reported for the prior quarter included a net benefit of $2.7 million from the settlement of prior-period ship-and-debit claims with two of the company’s distributors.

Cash and investments as of September 30 totaled $128.4 million, up from $124.7 million as of June 30.

Operating expenses for the third quarter included approximately $3.6 million related to the company’s review of its stock-option accounting and the pending restatement of its historical financial statements. The company also incurred $1.8 million in expenses during the quarter related to its patent litigation against Fairchild Semiconductor and System General Corp.

“Our business continues to gain momentum,” said Balu Balakrishnan, president and CEO of Power Integrations. “We have made significant investments to introduce innovative new products, expand our worldwide sales presence, protect our intellectual property, and capitalize on key trends such as the replacement of linear power supplies. Our third-quarter results demonstrate that these investments are paying off in the form of increased market share and strong revenue growth.

“Third-quarter revenue growth was broad-based, led by the computer market, in which we saw very strong growth from PC standby, LCD monitors and PDA chargers,” continued Balakrishnan. “Industrial and consumer revenues also grew at double-digit rates sequentially, with growth coming from a wide range of applications. Communications revenues also increased slightly, driven by growth in cellphones and cordless phones.

“We continue to see excellent traction in the replacement of linear power supplies, driven by the cost of raw materials such as copper and iron, and by energy-efficiency standards,” Balakrishnan added. “Revenue for LinkSwitch®, our family of linear-replacement products, grew more than 20 percent sequentially, and was up 100 percent from a year ago.”

Revenue mix by end-market for the third quarter was 31 percent consumer, 25 percent communications, 22 percent computer, 15 percent industrial and 7 percent other. By product family, revenue mix was 54 percent TinySwitch®, 36 percent TOPSwitch®, 9 percent LinkSwitch and 1 percent DPA-Switch®.

Additional Highlights

•	On October 30, Power Integrations shares resumed trading on the Nasdaq Global Market. The Nasdaq Listing and Hearing Review Council has granted the company an exception until December 18, 2006 to file its outstanding annual and quarterly reports and thereby regain compliance with Nasdaq Marketplace Rules.

•	On October 10, Power Integrations announced that a jury had found that Fairchild Semiconductor willfully infringed four of the company’s patents. The jury awarded Power Integrations approximately $34 million in damages.

•	On August 15, Power Integrations announced that the International Trade Commission (ITC) had issued its final determination in the company’s patent-infringement case against System General Corp. The ITC issued an exclusion order prohibiting the importation of the infringing SG parts, or any LCD monitors or AC printer adapters containing these parts, into the United States.

•	In September, Power Integrations received a Star of Energy Efficiency award from the national Alliance to Save Energy, in recognition of the company’s efforts to reduce energy waste in electronic products. One of three corporate honorees for 2006, the company was recognized at a gala hosted by 50 U.S. Senators and Members of Congress.

•	Power Integrations received six U.S. patents during the third quarter. The company held 156 U.S. patents and 82 foreign patents as of September 30, 2006.

Outlook for Fourth Quarter of 2006

The company anticipates that revenues for the fourth quarter will be flat compared to the third quarter, plus or minus two percentage points. Fourth-quarter operating expenses are expected to include approximately $2 million related to patent litigation, driven primarily by the company’s ongoing lawsuit against Fairchild. The company also expects to continue to incur expenses related to the pending restatement of its historical financial statements.

Update on financial restatement

As previously announced, Power Integrations is in the process of restating its historical financial statements, primarily to reflect revisions to the measurement dates of certain past stock-option grants. The company has submitted its conclusions and the related accounting treatment to the Securities and Exchange Commission for pre-clearance, and intends to file its outstanding annual and quarterly reports as soon as practicable after pre-clearing its accounting treatment.

The company expects its restated financial statements to reflect previously unrecognized non-cash compensation expenses totaling between $40 million and $45 million on a pre-tax basis, or between $25 million and $30 million on a tax-effected basis. These charges are expected to impact primarily the fiscal years 1998 through 2005, with no material impact on 2006. These estimates are subject to change pending the outcome of the SEC’s review of the company’s accounting analysis.

Conference call at 1:30 pm Pacific time

Power Integrations management will hold a conference call for members of the investment community today at 1:30 pm Pacific time. Members of the investment community may access the call by dialing 800-374-0113 from within the U.S. or 706-758-9607 from abroad. A replay of the call will be available for one week by dialing 800-642-1687 (U.S.) or 706-645-9291 (non-U.S.) and entering access code 8548123. The call will also be available via a live and archived webcast on the “investor info” section of the company’s website, www.powerint.com.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.9 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

Note Regarding Forward-Looking Statements

The statements in this press release relating to the company’s projected fourth-quarter financial performance and the company’s pending financial restatement are forward-looking statements, reflecting management’s current forecast. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility of further changes to the company’s accounting methodology for valuing past stock-option grants as a result of any guidance received from the SEC, or otherwise; changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the outcome and cost of patent litigation; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; and fluctuations in currency exchange rates. In addition, new product introductions and design wins are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects and market acceptance of the new products. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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